NUMBER

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Pony AI Inc.

SHARES

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INCORPORATED IN THE CAYMAN ISLANDS

SHARE CERTIFICATE

AUTHORISED CAPITAL: US$300,000.00 divided into (a) 498,911,230 Class A Ordinary Shares of par value US$0.0005 each, (b) 81,088,770 Class B Ordinary Shares of par value of US$0.0005 each, and (c) 20,000,000 shares of par value of US$0.0005 each.

This is to certify that ______________________________ ***Of***

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is the registered holder of ______________________________ fully paid and non-assessable, subject to the rules and laws governing the administration of the Company.

Given under the Common Seal of the said Company This

The Common Seal of the Company was hereunto affixed in the presence of

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Director